File Pursuant to Rule 433
Registration Statement Nos. 333-138140-04
DaimlerChrysler Auto Trust 2008-B
Issuing Entity
Final Term Sheet
$1,040,500,000
Class A-2a, Class A-2b, Class A-3a, Class A-3b,
Class A-4a and Class A-4b Asset Backed Notes
DaimlerChrysler Financial Services Americas LLC
Sponsor, Originator, Depositor and Servicer
     The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-877-858-5407.
     This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

FREE WRITING PROSPECTUS
May 5, 2008
DaimlerChrysler Auto Trust 2008-B
Distributions payable monthly, beginning June 9, 2008
Trade Date: May 5, 2008
Settlement Date: May 19, 2008

The issuing entity will issue the following notes that will be backed by automobile and light duty truck receivables purchased directly from DaimlerChrysler Financial Services Americas LLC. Interest and principal will be payable on the 8th day of each month (or if the 8th day is not a business day, then on the next business day), commencing on June 9, 2008.

Total Notes Issued(1)

Class	Size	Rating	Price to	Coupon	Yield	Weighted	Expected	Legal	Cusip
		(Moody’s/	the Public(3)			Average	Final	Final
		S&P/				Life to	Payment	Date
		Fitch/				Call	Date(4)
		DBRS)				(Years)(4)
A-1 Notes(2)	$325,000,000	P-1/A-1+/	n/a	2.80413%	n/a	0.26	Dec. 2008	May 2009	233889AB0
		F1+/R-1 (high)

A-2a Notes	$195,000,000	Aaa/AAA/	99.99627%	3.81%	3.844%	1.10	Mar. 2010	Jul. 2011	233889AC8
		AAA/AAA

A-2b Notes	$370,000,000	Aaa/AAA/	100.00000%	One-Month	One-Month	1.10	Mar. 2010	Jul. 2011	233889AD6
		AAA/AAA		LIBOR +	LIBOR +
				0.93%	0.93%

A-3a Notes	$205,000,000	Aaa/AAA/	99.98859%	4.71%	4.762%	2.25	Mar. 2011	Sep. 2012	233889AE4
		AAA/AAA

A-3b Notes	$105,000,000	Aaa/AAA/	100.00000%	One-Month	One-Month	2.25	Mar. 2011	Sep. 2012	233889AF1
		AAA/AAA		LIBOR +	LIBOR +
				1.48%	1.48%

A-4a Notes	$125,500,000	Aaa/AAA/	99.98140%	5.32%	5.386%	3.13	Dec. 2011	Nov. 2014	233889AG9
		AAA/AAA

A-4b Notes	$40,000,000	Aaa/AAA/	100.00000%	One-Month	One-Month	3.13	Dec. 2011	Nov. 2014	233889AH7
		AAA/AAA		LIBOR +	LIBOR +
				1.85%	1.85%

Total Notes(5)	$1,501,000,000	n/a	$1,040,445,993 (3)	n/a	n/a	n/a	n/a	n/a	n/a

(1)	All of the notes issued, except the D notes, will be generally ERISA eligible, subject to important considerations described in the prospectus supplement and prospectus.

(2)	The A-1 notes are not being offered publicly or in this document.

(3)	Plus accrued interest from May 19, 2008; total is for offered notes.

(4)	At an ABS rate of 1.40%, and assuming the Servicer exercises its 10% clean-up call right.

(5)	The issuing entity will issue B, C and D notes that are not being offered publicly or in this document and will be initially held by an affiliate of the issuing entity.